Exhibit 99.1

Seneca Foods Reports a Sales Increase of 22.4% or $62.7 Million for the Three Months Ended June 30, 2018

MARION, N.Y. July 31, 2018 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the first quarter ended June 30, 2018.

Highlights (vs. year-ago, first quarter results):

●	Net sales increased $62.7 million, or 22.4% to $343.4 million.
●	The increase in sales attributed to a favorable sales volume variance of $56.8 million and a favorable sales mix and higher selling price variance of $5.9 million.
●	Net earnings decreased to a loss of $(8.8) million or $(0.90) per diluted share.
●

The Company finalized an agreement to sell the majority of its Modesto fruit inventory to Pacific Coast Producers, Inc.  The completion of the sale of inventory happened during the three months ended June 30, 2018 and resulted in an increase to net sales of approximately $55.8 million.

●	The loss in the first quarter of fiscal 2019 was largely attributable to the Modesto fruit business, which the Company is exiting.

“We were pleased to complete the sale of the canned fruit inventories to Pacific Coast Producers near the end of the quarter, we expect to complete the winding up of this business before the end of the fiscal year," stated Kraig H. Kayser, President and Chief Executive Officer.

Financial Results for the First Quarter of 2019

The Company reported a net loss for the fiscal first quarter of 2019 of $(8.8) million, or $(0.90) per diluted share, compared to a net loss of $(0.8) million, or $(0.09) per diluted share, in the fiscal first quarter of 2018.  Net sales for the first quarter ended June 30, 2018, increased from the first quarter ended July 1, 2017, by 22.4%, to $343.4 million.  The increase is attributed to a favorable sales volume variance of $56.8 million and a favorable sales mix and higher selling price variance of $5.9 million. The volume increase is primarily attributable to the Pacific Coast Producers sale of fruit which contributed $55.8 million to net sales.

Operating (loss) income, excluding LIFO and plant restructuring impact, was $(6.5) million and $6.9 million for the quarter ended June 30, 2018 and July 1, 2017, respectively. A reconciliation of reported operating (loss) income to operating (loss) income excluding LIFO and plant restructuring charges is provided below.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended
	In millions
	6/30/2018	7/1/2017
	FY 2019	FY 2018

Operating (loss) income, as reported:	$(7.8)	$(0.6)

LIFO (credit) charge	(0.5)	7.4

Plant restructuring charge	1.8	0.1

Operating (loss) income, excluding LIFO and plant restructuring impact	$(6.5)	$6.9

Set forth below is a reconciliation of reported net (loss) earnings to EBITDA and FIFO EBITDA ((loss) earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended
EBITDA and FIFO EBITDA:	June 30, 2018	July 1, 2017
	(In thousands)

Net (loss) earnings	$(8,755)	$(842)
Income tax (benefit) expense	(2,511)	(1,519)
Interest expense, net of interest income	4,449	3,217
Depreciation and amortization	8,046	7,748
Interest amortization	(71)	(71)
EBITDA	1,158	8,533
LIFO (credit) charge	(504)	7,443
FIFO EBITDA	$654	$15,976

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended June 30, 2018 and July 1, 2017
(In thousands of dollars, except share data)

	First Quarter
	Fiscal 2019	Fiscal 2018

Net sales	$342,392	$280,662

Plant restructuring expense (note 2)	$1,820	$81

Other operating income, net (note 3)	$6,553	$2,612

Operating (loss) income (note 1)	$(7,837)	$(632)
Earnings from equity investment	-	(21)
Other income	(1,020)	(1,467)
Interest expense, net	4,449	3,217
Loss before income taxes	$(11,266)	$(2,361)

Income tax benefit	(2,511)	(1,519)

Net loss	$(8,755)	$(842)

Loss attributable to common stock (note 4)	$(8,727)	$(842)

Basic loss per share	$(0.90)	$(0.09)

Diluted loss per share	$(0.90)	$(0.09)

Weighted average shares outstanding basic	9,744,472	9,814,017

Weighted average shares outstanding diluted	9,814,636	9,884,031

Note 1:

The effect of the LIFO inventory valuation method on first quarter pre-tax results increased operating earnings by $504,000 for the three month period ended June 30, 2018 and decreased operating earnings by $7,443,000 for the three month period ended July 1, 2017.

Note 2:

The three month period ended June 30, 2018 included a restructuring charge primarily for severance and asset impairments of $1,820,000 related to Modesto. The three month period ended July 1, 2017 included a restructuring charge primarily for severance and moving costs of $81,000.

Note 3:	Other operating income for the period ended June 30, 2018 of $6,553,000 includes a gain on the sale of unused fixed assets of $6,444,000. Other operating income for the for the period ended July 1, 2017 of $2,612,000 includes the bargain purchase gain on the Truitt acquisition of $1,096,000, a gain on the sale of a Midwest plant of $1,081,000 and net gain on the sale of other unused fixed assets of $435,000.
Note 4:

The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

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